UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 30, 2015

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, the Compensation Committee of Insperity, Inc. (the “Company”) adopted the Insperity, Inc. Long-Term Incentive Program (the “LTIP”) under the Insperity, Inc. 2012 Incentive Plan (the “Plan”) to provide for performance-based long-term compensation awards in the form of phantom shares to the Company’s executives based on the achievement of pre-established performance goals. In deciding to add a performance-based long-term component to the Company’s compensation elements, the Compensation Committee determined that the LTIP further aligns the Company’s compensation structure with stockholder interests and provides an opportunity to subject a greater percentage of an executive’s compensation to the achievement of long-term Company growth and corporate objectives and aides in retention. Awards under the LTIP are anticipated to have a three-year performance period with any payout occurring after the conclusion of the performance period in the form of shares of Company common stock. Under terms of the LTIP, the Compensation Committee will determine before March 31st of each calendar year which executives will participate, the performance goals and the payout opportunities.

Except in the case of a qualifying termination in connection with a change in control, or a termination due to death or disability, a participant in the LTIP must be continuously employed by the Company or its subsidiaries throughout the performance period and on the date such award is paid after the conclusion of the performance period to receive a payout of an award. Awards are granted in the form of phantom shares and will be paid in Company common stock, and may include the right to dividend equivalents upon payout of the award.

Also on March 30, 2015, the Compensation Committee granted 2015 performance-based awards under the LTIP (“2015 LTIP Awards”) to the named executive officers (“NEOs”) and certain other officers.

The performance period for the 2015 LTIP Awards includes calendar years 2015-2017, with each year being equally weighted for one-third of the target opportunity. The performance metric for the 2015 LTIP Awards is tied to achieving increased levels of EBITDA taking into account certain pre-defined adjustments during the performance period, with vesting occurring at the end of the three-year performance period. The Company’s EBITDA performance metric will be measured annually against performance levels established at the time of grant. Executives can earn 50% of the target number of phantom shares if the threshold performance level is achieved and can earn up to 200% of the target number of phantom shares if the maximum performance level is achieved. If the EBITDA performance metric for a performance period falls below the threshold level, no phantom shares will be credited for that performance period. If actual performance results fall between the threshold, target and maximum performance level, the number of phantom shares earned will be determined by interpolation between the applicable performance levels. For purposes of the 2015 LTIP performance metric, EBITDA will be adjusted for non-cash impairment charges, stock-based compensation expense, professional advisory fees for stockholder matters, litigation settlements and the associated legal fees, and changes in statutory tax rates and assessments. EBITDA will also be adjusted to exclude the impact of any divestitures, acquisitions or change in accounting pronouncement that occurs during the performance period.

The aggregate number of 2015 LTIP Awards granted by the Compensation Committee to each NEO if all of the annual target performance metrics are achieved was as follows:

Named Executive Officer	Aggregate Number of Phantom Shares[1] (at Target)

Chief Executive Officer and Chairman of the Board	30,350
Chief Financial Officer, SVP of Finance and Treasurer	5,300
President	11,350
Chief Operating Officer and EVP of Client Services	11,350
EVP of Sales & Marketing	11,350

[1] The 2015 LTIP Awards do not have an exercise price. The fair market value of one share of the Company’s common stock on the grant date was $52.80.

The 2015 LTIP Awards are payable in shares of Company common stock and will include dividend equivalents, payable in additional shares of Company common stock, with respect to the number of phantom shares actually earned pursuant to the 2015 LTIP Award if and to the extent dividends are paid on Company common stock during the performance period. The 2015 LTIP Awards are in addition to the Company’s time-vested long-term incentive equity compensation awards granted in February 2015 under the Plan.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1 — Insperity, Inc. Long-Term Incentive Program
10.2 — Form of Employee Award Notice and Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:     /s/ Daniel D. Herink
Daniel D. Herink
Senior    Vice President of Legal, General Counsel and Secretary

Date: April 2, 2015

EXHIBIT INDEX

Exhibit
No.    Description

10.1* —    Insperity, Inc. Long-Term Incentive Program
10.2* —    Form of Employee Award Notice and Agreement

* Filed herewith.